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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement            |5. Relationship of Reporting Person
                                          |   (Month/Day/Year)                             |      to Issuer (Check all applicable)
Raman         Karthikeyan                 |   August 26, 2001                              |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker|       X   Officer (give title below)
                                          |   Number of          |   or Trading Symbol     |     -----
                                          |   Reporting Person,  |                         |           Other (specify below)
                                          |   if an Entity       |                         |     -----
                                          |   (Voluntary)        |   SOLUTIONNET           |   Assistant Vice President and Chief
No. 1 Shenton Way, Number 22-06109        |                      |   INTERNATIONAL, INC.   |   Technology Officer
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |6. If Amendment, Date of |7. Individual or Joint/Group Filing
                                          |                      |   Original              |   (Check applicable line)
                                          |                      |   (Month/Day/Year)      | X  Form Filed by One Reporting Person
                                          |                      |                         | --
 Singapore                      068803    |                      |                         |    Form Filed by More Than One
------------------------------------------|------------------------------------------------| -- Reporting Person
(City)          (State)          (Zip)    |                                                |
                                          |                                                |
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |     5,000                 |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER

FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Non-qualified Stock    |            |           |                       |              |               |             |
Option Right to Buy    |    (1)     |    (2)    |  Common Stock         | 12,000       |  $0.27        |      D      |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Explanation of Responses:

(1)  Options vest as follows: one-third on October 27, 2001, one-third on October 27, 2002, and on-third on October 27, 2003.
(2)  Generally, the option expires on the earlier of: (i) termination for cause;   (ii) 90 days after termination without cause
or death or disability; or (iii) on the tenth anniversary of the date of grant.





**Intentional misstatements or omissions of facts constitute Federal Criminal      /s/ Karthikeyan Raman           8-29-01
  Violations.                                                                      ---------------------------------------

          ---------------                                                          Signature of Reporting Person      Date
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                      Karthikeyan Raman



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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